CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, 1.500% NOTES DUE 2018	$450,000,000	$45,315
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 16	Filed Pursuant to Rule 424(b)(3)
Dated February 22, 2016 to	Registration No. 333-195039
PROSPECTUS SUPPLEMENT
Dated April 4, 2014 and
PROSPECTUS
Dated April 4, 2014
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.500% NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.500% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date/Pricing Effective Time:	February 22, 2016
Settlement Date (Original Issue Date):	February 25, 2016
Maturity Date:	February 23, 2018
Principal Amount:	$450,000,000
Price to Public (Issue Price):	99.977%
Dealers' Commission:	0.175% (17.5 basis points) of the principal amount
All-in-price:	99.802%
Net Proceeds to Issuer:	$449,109,000
Coupon:	1.500%
Yield to Maturity:	1.512%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 23rd of February and August of each year, commencing August 23, 2016 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.36%)
Citigroup Global Markets Inc. (23.36%)
Société Générale (23.36%)

Société Générale will not effect any offers or sales of any notes in the United States unless it is through its U.S. registered broker-dealer, SG Americas Securities, LLC, as permitted by the regulations of FINRA.

Co-Managers:	ANZ Securities, Inc. (2.72%)
BBVA Securities Inc. (2.72%)
BNP Paribas Securities Corp. (2.72%)
Deutsche Bank Securities Inc. (2.72%)
ING Financial Markets LLC (2.72%)
Lloyds Securities Inc. (2.72%)
RBC Capital Markets, LLC (2.72%)
Scotia Capital (USA) Inc. (2.72%)
TD Securities (USA) LLC (2.72%)
U.S. Bancorp Investments, Inc. (2.72%)
The Williams Capital Group, L.P. (2.72%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6P1
Other Terms:
Supplemental United States Federal Income Tax Considerations
Pursuant to Treasury regulations and other published guidance, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance”) currently applies to interest payments made on the notes and is expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.

Notice to Prospective Investors in Canada
The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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